Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 24, 2012, relating to the financial statements and financial highlights which appears in the March 31, 2012 Annual Report to Shareholders of Money Market Portfolio, U.S. Treasury Portfolio, U.S. Government Portfolio, Municipal Portfolio and RNT Natixis Liquid Prime Portfolio (constituting Daily Income Fund, hereafter referred to as the “Fund”), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 29, 2012